MEDIA AND MARKETING SERVICES AGREEMENT

This AGREEMENT ("Agreement") is entered into the 10th day of July 2021 between Global WholeHealth Partners Corp. (OTC: GWHP) (hereinafter referred to as the "Company"), and LionsGate Funding Management LLC. (hereinafter referred to as the "Consultant" or "LGFM").

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relation and media and marketing/advertising services.

LGFM will implement a market awareness program designed to increase awareness and visibility in the investment community through Digital Media and Marketing/Advertising campaigns and will market the product to distributors throughout the world. LGFM is bringing Philippines, Mexico, Vietnam, China, Cuba, and Canada. The consultant will directly or through third party vendors perform the following services:

I.SERVICES

Strategic in Distribution relations planning with management to outline twelve (12) months outreach program • Email and SMS Digital Marketing • Digital Media and Marketing/Advertising to increase online visibility via brand-specific materials and distribution of corporate news through relationships and networks. The interest from Investors will come from sales and distribution opportunity for Global which will make Company more visible.

All media marketing/advertising will be prepared in accordance with the United States Securities and Exchange Commission's (hereafter "SEC") rules and amendments, Oct 23, 2000, regarding 17 CFR Parts, 240, 243 and 249, (Selective Disclosure and Insider Trading), Regulation FD (Fair Disclosure), 10b5-1, 10b5-2, NASD Rules 2250, 2420, 2710 and 2711, the Can-spam Act of 2003 and any amendments thereto and all other relevant SEC regulations. All media marketing/advertising will include a Disclaimer as provided for in Article 1 above, if information is set to investors, and a specialize disclaimer to potential distributors from around the world.

I. NATURE OF CONTRACT SERVICES:

a. In this Agreement the parties agree that Global WholeHealth Partners Corp. (OTC: GWHP) will retain consulting services of LGFM who shall render services on matters pertaining to Global WholeHealth Partners Corp. (OTC: GWHP), outlining a twelve (12) month outreach program.

II.CONTRACTUAL RELATIONSHIP

In performing services under this agreement, LGFM shall operate as, and have the status of, an independent contractor and may choose at its discretion third party contractors it deems appropriate in order to perform its services contemplated herein. LGFM agrees that all information disclosed to it about the Global WholeHealth Partners Corp. products, processes and services are the sole property of Global WholeHealth Partners Corp., and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

III. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both Global WholeHealth Partners Corp. and LGFM in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of Global WholeHealth Partners Corp., LGFM proposes the following compensation terms:

FORM OF PAYMENT

a. Payment to LGFG Associates, Inc. will be $100,000 with a deposit of $20,000 upon signing and balance within 30 days. 300,000 restricted shares payable by (Global WholeHealth Partners Corp.) upon receipt of a fully executed original of this Media and Marketing/Advertising Agreement from LionsGate funding Management LLC, Inc. for its media marketing/advertising, promotion and/or other distribution awareness campaign(s) to be undertaken for the term herein provided for.

TERM

b. This Agreement shall become effective on the date set forth above ("Commencement Date") and shall continue for a term of twelve (12) months beginning 07/10/2021 and ending 07/10/2022, specifically subject to prior termination as herein provided (Global WholeHealth Partners Corp.) acknowledges the obligation to protect the confidential nature of the information received prior to such termination and that it shall survive the termination of this Agreement.

IV.PRIOR RESTRICTION

LGFM represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder LGFM from performing the services on behalf of the Company that LGFM is herein agreeing to perform- Neither LGFM nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

V.CONFIDENTIALITY

Except as required by law or court order, LGFM will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to LGFM or which hereinafter may become known to LGFM and LGFM shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission Global WholeHealth Partners Corp. For purposes of this Agreement, "trade secrets or confidential or proprietary information" includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

LGFM shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for Global WholeHealth Partners Corp. during our contractual engagement.

VI.GOVERNING LAW• VENUE• DEFAULT

6.1 This Agreement shall be governed by the laws of the state of Nevada, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in Florida. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non convenience.

6.2 In the event that LGFM commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel LGFM to comply with, or restrain LGFM from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare LGFM in default hereunder and to terminate this Agreement and any further payments hereunder LGFM agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by EMPIRE, its officers, agents and lor employees regarding and/or on behalf of the Company whether in connection with EMPIRE performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

6.3 Since LGFM must at all times rely upon the accuracy and completeness of information supplied to it by the Company's officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend LGFM, its officers, agents, and employees at the Company's expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to LGFM (or any material omission by the Company that caused such supplied information to be materially misleading).

VII.SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

MISCELLANEOUS

9.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

9.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

9.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf' format data file, shall be given the same legal force and effect as original signatures.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

LionsGate Funding Management LLC

Richard Winston, President, Date: 7-15-21

Global WholeHealth Partners Corp

Charles Strongo, CEO, Date: 7/15/21